FOR IMMEDIATE RELEASE

Investors/Corporate: John Emery, CFO Ventiv Health, Inc. (732) 537-4804 investor@ventiv.com	Media: Felicia Vonella / Kellie Walsh Lazar Partners Ltd. (212) 867-1762 / (646) 871-8480 fvonella@lazarpartners.com kwalsh@lazarpartners.com

Ventiv Health Reports Financial Results
For First Quarter 2005 and Increases 2005 Guidance

•	Revenues up 71%; Pretax income up 58%; EPS up 65%
•	EPS of $ 0.33 includes one-time tax adjustment and higher tax rate (EPS up 35% to $0.27 excluding one-time tax adjustment and with higher tax rate(1))

SOMERSET, NEW JERSEY, May 9, 2005 -- Ventiv Health, Inc. (NASDAQ: VTIV), a leading provider of late-stage clinical, sales, marketing and compliance solutions to the world’s largest pharmaceutical companies as well as to emerging and specialty pharmaceutical and biotech organizations, today announced financial results for the first quarter of 2005. Ventiv also increased its 2005 guidance.

First Quarter 2005 Results from Continuing Operations:

•	Total revenues for the first quarter of 2005 were $120.9 million, an increase of 71% compared to $70.7 million for the first quarter of 2004.

•	Earnings before income taxes were $12.6 million, an increase of 58% compared to $8.0 million for the first quarter of 2004.

•
Diluted net earnings per share after income taxes were $0.33 including a one-time tax adjustment and a higher tax rate(1), and $0.27 excluding this one-time tax adjustment but including the higher tax rate(1), compared to $0.20 for the first quarter of 2004.

Business Segment Results Include:

•	Ventiv Commercial Services reported revenues of $96.2 million during the first quarter of 2005, versus $70.7 million during the first quarter of 2004.

•
Ventiv Clinical Services reported revenues of $24.7 million during the first quarter of 2005. This segment was established by Ventiv in conjunction with its acquisitions of Smith Hanley Corporation and HHI during the fourth quarter of 2004.

Eran Broshy, Chief Executive Officer of Ventiv, commented, “I am extremely pleased with Ventiv’s record first quarter results, which were driven by strong performance across our commercial and clinical services businesses, and continue to underscore the strong momentum in our business. The results reported reflect Ventiv’s position as a broadly diversified pharmaceutical services company with market-leading positions in outsourced sales teams, clinical staffing, compliance & patient assistance and planning & analytics.”

2005 Guidance

As a result of this continuing strong performance, Ventiv is increasing its 2005 revenue guidance from $460-$475 million to $465-$480 million and EPS guidance from $1.03-$1.09 to $1.06-$1.12 (excluding both a one-time tax adjustment and higher tax rate(1)) and to $1.09-$1.15 (including both a one-time tax adjustment and higher tax rate(1)).

Elaborating on the increased guidance, John Emery, Chief Financial Officer said, “Our current guidance increase is driven by the increasingly strong outlook across all of our businesses. Consequently we are increasing EPS guidance by $0.03 to reflect this outlook, from $1.03-$1.09 to $1.06-$1.12. The impact of a one-time tax adjustment in the first quarter of 2005 and a higher long-term effective tax rate beginning in the first quarter of 2005 is to raise guidance by an additional $0.03 to $1.09-$1.15. Both the updated and previous EPS guidance also include $0.10 for a previously-disclosed tax benefit from net operating loss usage related to certain divestitures that we expect to recognize later in 2005, assuming visibility into future earnings remains similar to current visibility.”

(1)
In the first quarter of 2005 Ventiv recorded a one-time tax benefit of approximately $1.6 million primarily related to prior period tax contingencies, which are no longer required. In addition, Ventiv’s long-term effective tax rate increased from 38.0% to 39.8% beginning in the first quarter of 2005 as a result of acquisitions completed during 2004 [See Table III]. The combined impact of these two factors decreased Ventiv’s effective tax rate to 27.1% during the first quarter of 2005, and will increase its effective tax rate to 39.8% during the remaining quarters of 2005 (exclusive of a tax benefit from net operating loss usage related to certain divestitures previously announced in January 2005, which Ventiv expects to record later in 2005 assuming visibility into future earnings remains similar to current visibility). The combined impact of all three factors is to lower Ventiv’s full-year 2005 effective tax rate to approximately 28%.

Conference call information:
Monday, May 9, 2005, 9:00 am Eastern Time.
Call in number: 877-336-9182
Live and archived webcast: www.ventiv.com

About Ventiv Health

Ventiv Health, Inc. (NASDAQ: VTIV) is the leading provider of late-stage clinical, sales, marketing and compliance solutions to pharmaceutical and biotech companies. Ventiv is a multi-disciplinary company with a singular focus on providing excellence in customized solutions across the full spectrum of services combining both integrated and independent programs. Ventiv's approximately 4,000 employees support over 75 client organizations, including the world's Top 20 pharmaceuticals companies as well as emerging and specialty biotech leaders. For more information on Ventiv Health, visit www.ventiv.com.

TABLE I

Ventiv Health, Inc.
Condensed Consolidated Statements of Operations
($’s in 000’s, except share and per share data)
(unaudited)

	Three Months Ended
	March 31,
	2005	2004

Revenues	$120,859	$70,661
Operating expenses:
Costs of services	93,712	56,311
Selling, general and administrative expenses	14,401	6,271
Total operating expenses	108,113	62,582

Operating earnings	12,746	8,079
Net interest expense	(135)	(98)
Earnings from continuing operations before income taxes	12,611	7,981
Provision for income taxes	(3,419)	(3,033)
Earnings from continuing operations	9,192	4,948

Discontinued operations:
Gains on disposals of discontinued operations, net of taxes	99	155
Net earnings from discontinued operations, net of taxes (1)	99	155

Net earnings	$9,291	$5,103

Earnings per share from continuing operations:
Basic	$0.35	$0.22
Diluted	$0.33	$0.20

Earnings per share from discontinued operations:
Basic	$0.01	$--
Diluted	$0.01	$0.01

Consolidated earnings per share:
Basic	$0.36	$0.22
Diluted	$0.34	$0.21

Weighted average number of common shares outstanding:
Basic	26,102,044	22,906,021
Diluted	27,677,766	24,404,770

(1)	Net earnings from discontinued operations include Ventiv’s Communications and European Contract Sales businesses, which have been divested.

TABLE II

Ventiv Health, Inc.
Selected Financial Data
($’s in 000’s)
(unaudited)

	March 31,	December 31,
	2005	2004

Cash (1)	$48,620	$53,297
Account Receivable, Net	$59,825	$56,534
Unbilled Services	$46,858	$36,130
Client Advances & Unearned Revenue	$6,626	$9,184
Working Capital (2)	$91,749	$67,565
Capital Lease Obligations	$35,538	$36,902
Depreciation (3)	$5,274	$15,602
Amortization (3)	$301	$306
Days Sales Outstanding (4)	91	82

1)	Cash includes restricted cash of $4.2 million at March 31, 2005 and $2.5 million at December 31, 2004.

2)	Working Capital is defined as Total Current Assets less Total Current Liabilities.

3)	Depreciation and amortization are reported on a year-to-date basis.

4)
Days Sales Outstanding is measured using the combined amounts of Accounts Receivable and Unbilled Services outstanding as of the balance sheet date, against Revenues for the trailing 12-month period then ended. The DSO calculations exclude data from 2004 acquisitions since revenues from the acquisitions are included only from the acquisition date until the reported date of the Company’s financial statements.

TABLE III

Ventiv Health, Inc.
Reconciliation of Non-GAAP Financial Information
First Quarter 2005

(in thousands, except tax rate and EPS)			Pro Forma
	As reported	Tax Benefit	Excluding tax benefit
Earnings from continuing operations before income taxes	$12,611	$--	$12,611
Provision for income taxes	(3,419)	1,600	(5,019)
Earnings from continuing operations	$9,192	$1,600	$7,592

Effective tax rate	27.1%		39.8%
Diluted shares outstanding	27,678		27,678
EPS from continuing operations	$0.33		$0.27

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments and revenue share agreements; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by Ventiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.